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                                   EXHIBIT 5



May 22, 1996

Advanta Corp.
Five Horsham Business Center
300 Welsh Road
Horsham, PA 19044

Ladies and Gentlemen:

I am Vice President, Secretary and General Counsel of Advanta Corp. (the "Company"), and have acted as counsel for the Company in connection with the filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, registering an additional 600,000 shares of Advanta Corp. Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), proposed to be offered and issued pursuant to the Advanta Management Incentive Plan With Stock Election III ( the "Plan"). I am familiar with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated pursuant thereto. I have examined the Company's Restated Certificate of Incorporation, as amended, the Company's By-Laws, as amended, and such other corporate records and proceedings of the Company as I have deemed necessary or advisable in rendering this opinion.

Based upon the foregoing, it is my opinion that, when issued pursuant to the terms of the Plan, the Class B Common Stock will be duly authorized, legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to said Registration Statement on Form S-8.

Sincerely yours,


/s/ Gene S. Schneyer

Gene S. Schneyer
Vice President, Secretary
  and General Counsel

GSS:atw